Exhibit 10.37

Arcus Biosciences, Inc.
2018 Equity Incentive Plan
Notice of Restricted Stock Unit Award

You have been granted Restricted Stock Units (“RSUs”), each representing the right to receive one share of common stock of Arcus Biosciences, Inc. (the “Company”) on the following terms:

Name of Recipient:	«Name»
Total Number of RSUs Granted:	«TotalRSUs»
Date of Grant:	«DateGrant»
Vesting Schedule:

«Vesting Schedule», provided that you remain in continuous service as an Employee or Consultant (“Service”) through each such date. In addition, the RSUs may become vested on an accelerated basis, as provided in the Restricted Stock Unit Agreement.

You and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement, both of which are attached to, and made a part of, this document.  Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan and the Restricted Stock Unit Agreement.

The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan, future RSUs that may be awarded under the Plan and all other documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company).  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Arcus Biosciences, Inc.
2018 Equity Incentive Plan

Restricted Stock Unit Agreement

Grant of RSUs

Subject to all of the terms and conditions set forth in the Notice of Restricted Stock Unit Award (the “Grant Notice”), this Restricted Stock Unit Agreement (the “Agreement”) and the Plan, the Company has granted to you the number of RSUs set forth in the Grant Notice.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan.

Nature of RSUs

Your RSUs are bookkeeping entries.  They represent only the Company’s unfunded and unsecured promise to issue shares of common stock on a future date.  As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.

Payment for RSUs	No payment is required for the RSUs that you are receiving.
Vesting

The RSUs vest in accordance with the vesting schedule set forth in the Grant Notice.

In addition, the RSUs shall vest in full if the Company is subject to certain corporate transactions before your Service terminates and the RSUs are not continued, assumed or substituted with a new award as set forth in Article 9.3 of the Plan.

In addition, these RSUs shall vest in full if the Company is subject to a Change in Control (as defined below) before your Service terminates, and you are subject to an Involuntary Termination (as defined below) within 12 months following such Change in Control, subject to your execution and nonrevocation of a general release of claims against the Company and certain related parties, in the form provided by the Company. You must execute and return the release on or before the date specified by the Company, which will in no event be later than 50 days after your Service terminates.  If you fail to return the release by the deadline or if you revoke the release, you will not be entitled to the vesting acceleration described in this paragraph.

Notwithstanding the foregoing, if you are, or become, eligible for more favorable vesting acceleration provisions pursuant to a written agreement with the Company (an “Outside Agreement”), the more favorable terms in such Outside Agreement shall apply instead of the acceleration terms in this Agreement.

No additional RSUs will vest after your Service has terminated for any reason, except as set forth in this Agreement or an Outside Agreement, to the extent you are eligible for benefits thereunder.

Forfeiture

If your Service terminates for any reason, then your RSUs will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service.  This means that any RSUs that have not vested under this Agreement will be cancelled immediately.  You receive no payment for RSUs that are forfeited.  The Company determines when your Service terminates for all purposes of your RSUs.

Leaves of Absence and Part-Time Work

For purposes of these RSUs, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing.  However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on an unpaid leave of absence that lasts more than 90 days, then, to the extent permitted by applicable law, the vesting schedule specified in the Grant Notice will be suspended on the ninety-first day of such unpaid leave, and this award will not vest with respect to any additional RSUs during the remainder of such leave.  Vesting will resume when you return to active Service.  If you go on a paid leave of absence, the vesting schedule specified in the Grant Notice may be adjusted and/or suspended by the Company.

If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Settlement of RSUs

Each RSU will be settled when it vests (unless you and the Company have agreed in writing to a later settlement date pursuant to procedures the Company may prescribe at its discretion).

At the time of settlement, you will receive one share of the Company’s common stock for each vested RSU.

No fractional shares will be issued upon settlement.

Section 409A

Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of these restricted stock units is intended to be exempt from the application of Code Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception.

Notwithstanding the foregoing, if it is determined that settlement of these RSUs is not exempt from Code Section 409A and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then this paragraph will apply.  If this paragraph applies, and the event triggering settlement is your “separation from service,” then any RSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.

Each installment of RSUs that vests is hereby designated as a separate payment for purposes of Code Section 409A.

No Voting Rights or Dividends

Your RSUs carry neither voting rights nor rights to cash dividends.  You have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing shares of the Company’s common stock.

RSUs Nontransferable

You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs.  For instance, you may not use your RSUs as security for a loan. In addition, regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest in your RSUs in any way.

Beneficiary Designation

You may dispose of your RSUs in a written beneficiary designation.  A beneficiary designation must be filed with the Company on the proper form.  It will be recognized only if it has been received at the Company’s headquarters before your death.  If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested RSUs that you hold at the time of your death.

Withholding Taxes

Regardless of any action the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the issuance of shares upon vesting of the RSUs, the subsequent sale of shares acquired pursuant to such vesting and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

No shares will be distributed to you unless you have made arrangements satisfactory to the Company and/or the Employer for the payment of any Tax-Related Items that the Company and/or the Employer determine must be withheld.  In this regard, you authorize the Company, at its sole discretion, to satisfy your Tax-Related Items by one or a combination of the following:

•Withholding the amount of any Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer.

•Instructing a brokerage firm selected by the Company for this purpose to sell on your behalf a number of whole shares of Company stock to be issued to you when the RSUs are settled that the Company determines are appropriate to generate cash proceeds sufficient to satisfy the Tax-Related Items.  You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price.  Regardless of whether the Company arranges for such sale, you will be responsible for all fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale.

•Withholding shares of Company stock that would otherwise be issued to you when the RSUs are settled equal in value to the Tax-Related Items.  The fair market value of the withheld shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax-Related Items.

•Any other means approved by the Company.

You agree to pay to the Company in cash any amount of Tax-Related Items that the Company does not elect to satisfy by the means described above.  To the extent you fail to make satisfactory arrangements for the payment of any required withholding taxes, you will permanently forfeit the applicable RSUs.

Restrictions on Issuance	The Company will not issue any shares to you if the issuance of shares at that time would violate any law or regulation.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.  This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify. You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s common stock.

No Retention Rights

You understand that neither this award nor this Agreement alters the at-will nature of your relationship with the Company.  Your award or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity.  The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your RSUs will be adjusted pursuant to the Plan.
Effect of Significant Corporate Transactions

If the Company is a party to a merger, consolidation, or certain change in control transactions, then your RSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your RSUs from Code Section 409A or (b) comply with Code Section 409A.

Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment or clawback policy in effect from time to time.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this award.  Any prior agreements, commitments or negotiations concerning this award are superseded.  This Agreement may be amended only by another written agreement between the parties.

Definitions

For purposes of this Agreement, “Cause” shall mean your  (a)  unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b)  material breach of any agreement with the Company, (c)  material failure to comply with the Company’s written policies or rules, (d)  conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e)  gross negligence or willful misconduct, (f)  continuing failure to perform assigned duties after receiving written notification of the failure from the Company or its Board of Directors or (g)  failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation.

For purposes of this Agreement, “Change in Control” shall mean (a) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of the Company, (b) a merger or consolidation of the Company with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of the Company outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Company (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Company held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (c)  the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided, however, that a Change in Control shall not include any transaction or series of related transactions (1) principally for bona fide equity financing purposes or (2) effected exclusively for the purpose of changing the domicile of the Company.  A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred. In addition, if a Change in Control constitutes a payment event with respect to any amount that is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

For purposes of this Agreement, “Involuntary Termination” shall mean either your (a) Termination Without Cause or (b) Resignation for Good Reason.

For purposes of this Agreement, “Resignation for Good Reason” shall mean a Separation (as defined below) as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent: (a) a reduction in your base salary by more than 10%, other than a general reduction in base salary that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions, (b) a relocation of your principal workplace by more than 25 miles from its location prior to the Change in Control and, with respect only to employees at the vice-president level or above, (c) a material reduction of responsibilities, authority, or duties, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities. A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice.

For purposes of this Agreement, “Termination Without Cause” shall mean a Separation as a result of the termination of Service by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

For purposes of this Agreement, “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

BY ACCEPTING THIS RSU AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.